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Exhibit 99.1

METABOLIX, INC.
Index to Consolidated Financial Statements

 Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Metabolix, Inc.

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows present fairly, in all material respects, the financial position of Metabolix, Inc. and its subsidiaries at December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Annual Report on Internal Control over Financial Reporting appearing under Item 9A of the Company's 2012 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

        As discussed in Note 1 to the financial statements, the Company faces significant challenges and uncertainties and will require additional financing to fund future operations. Management's plans in regard to these matters are also described in Note 1.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 28, 2013, except for the second paragraph in Note 1, as to which the date is January 16, 2014

METABOLIX, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31, 2012	December 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$14,572	$21,277
Short-term investments	29,201	55,578
Accounts receivable	839	146
Due from related parties	75	311
Unbilled receivables	372	304
Prepaid expenses and other current assets	692	823
Inventory	3,204	—

Total current assets	48,955	78,439
Restricted cash	594	622
Property and equipment, net	1,358	2,276
Long-term investments	2,508	1,503
Other assets	95	72

Total assets	$53,510	$82,912

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$1,233	$512
Accrued expenses	3,519	3,574
Current portion of deferred rent	165	165
Short-term deferred revenue	1,067	2,914

Total current liabilities	5,984	7,165
Deferred rent, net of current portion	55	221
Long-term deferred revenue	—	35,944
Other long-term liabilities	131	119

Total liabilities	6,170	43,449

Commitments and contingencies (Note 7)
Stockholders' Equity:
Preferred stock ($0.01 par value per share); 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock ($0.01 par value per share); 100,000,000 shares authorized at December 31, 2012 and 2011, 34,306,570 and 34,115,798 shares issued and outstanding at December 31, 2012 and 2011, respectively	343	341
Additional paid-in capital	289,050	284,796
Accumulated other comprehensive loss	(21)	(12)
Accumulated deficit	(242,032)	(245,662)

Total stockholders' equity	47,340	39,463

Total liabilities and stockholders' equity	$53,510	$82,912

The accompanying notes are an integral part of these consolidated financial statements.

METABOLIX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Years Ended December 31,
	2012	2011	2010
Revenue:
Revenue from termination of ADM collaboration	$38,885	$—	$—
Grant revenue	1,971	918	64
Product revenue	1,211	—	—
License fee and royalty revenue from related parties	152	447	122
License fee revenue	97	60	50
Research and development revenue	—	—	212

Total revenue	42,316	1,425	448

Costs and expenses:
Cost of product revenue	1,426	—	—
Research and development	23,177	24,445	23,673
Selling, general, and administrative	14,110	15,841	15,714

Total costs and expenses	38,713	40,286	39,387

Income (loss) from operations	3,603	(38,861)	(38,939)

Other income (expense):
Interest income, net	27	76	136

Net income (loss)	$3,630	$(38,785)	$(38,803)

Net income (loss) per share:
Basic	$0.11	$(1.24)	$(1.45)
Diluted	$0.11	$(1.24)	$(1.45)
Number of shares used in per share calculations:
Basic	34,217,298	31,257,376	26,773,755
Diluted	34,279,779	31,257,376	26,773,755

The accompanying notes are an integral part of these consolidated financial statements.

METABOLIX, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Years Ended December 31,
	2012	2011	2010
Net income (loss):
Other comprehensive income (loss)	$3,630	$(38,785)	$(38,803)
Change in unrealized gain (loss) on investments	(3)	20	(28)
Change in foreign currency translation adjustment	(6)	(17)	(9)

Total other comprehensive income (loss)	(9)	3	(37)

Comprehensive income (loss)	$3,621	$(38,782)	$(38,840)

The accompanying notes are an integral part of these consolidated financial statements.

METABOLIX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities
Net income (loss)	$3,630	$(38,785)	$(38,803)
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation	1,298	1,507	1,647
Charge for 401(k) company common stock match	408	529	443
Stock-based compensation	3,807	4,633	4,696
Changes in operating assets and liabilities:
Accounts receivable	(693)	(146)	19
Unbilled receivable	(68)	(296)	(5)
Due from related parties	236	(71)	(15)
Prepaid expenses and other assets	108	68	(104)
Inventory	(3,204)	—	—
Accounts payable	721	273	(387)
Accrued expenses	(34)	(623)	329
Deferred rent and other long-term liabilities	(154)	(153)	(156)
Deferred revenue	(37,791)	1,333	341

Net cash used in operating activities	(31,736)	(31,731)	(31,995)

Cash flows from investing activities
Purchase of property and equipment	(392)	(895)	(906)
Proceeds from sale of equipment	12	—	—
Change in restricted cash	28	—	(29)
Purchase of investments	(58,933)	(107,477)	(83,814)
Proceeds from sale and maturity of short-term investments	84,303	99,464	116,126

Net cash provided by (used in) investing activities	25,018	(8,908)	31,377

Cash flows from financing activities
Proceeds from options exercised	19	74	2,339
Proceeds from public stock offering, net of issuance costs	—	49,333	—

Net cash provided by financing activities	19	49,407	2,339

Effect of exchange rate changes on cash and cash equivalents	(6)	(17)	(9)
Net increase (decrease) in cash and cash equivalents	(6,705)	8,751	1,712
Cash and cash equivalents at beginning of period	21,277	12,526	10,814

Cash and cash equivalents at end of period	$14,572	$21,277	$12,526

The accompanying notes are an integral part of these consolidated financial statements

METABOLIX, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(In thousands, except share amounts)

	Common Stock			Accumulated other Comprehensive Income (loss)
			Additional Paid-In Capital		Accumulated Deficit	Total Stockholders' Equity
	Shares	Par Value
Balance, December 31, 2009	26,514,076	$265	$222,831	$22	$(168,074)	$55,044
Exercise of common stock options	346,162	4	2,335	—	—	2,339
Non-cash stock-based compensation expense	—		4,696	—	—	4,696
Issuance of common stock for 401k match	35,151	—	437	—	—	437
Change in unrealized gain on investments	—	—	—	(28)	—	(28)
Effect of foreign currency translation	—	—	—	(9)	—	(9)
Net loss	—	—	—	—	(38,803)	(38,803)

Balance, December 31, 2010	26,895,389	$269	$230,299	$(15)	$(206,877)	$23,676

Exercise of common stock options	21,851	—	74	—	—	74
Non-cash stock-based compensation expense	—	—	4,633	—	—	4,633
Issuance of common stock for 401k match	68,558	1	528	—	—	529
Issuance of common stock upon public offering, net of offering costs of $2,360	7,130,000	71	49,262	—	—	49,333
Change in unrealized loss on investments	—	—	—	20	—	20
Effect of foreign currency translation	—	—	—	(17)	—	(17)
Net loss	—	—	—	—	(38,785)	(38,785)

Balance, December 31, 2011	34,115,798	$341	$284,796	$(12)	$(245,662)	$39,463

Exercise of common stock options	11,436	—	19	—	—	19
Non-cash stock-based compensation expense	—	—	3,807	—	—	3,807
Issuance of common stock for 401k match	179,336	2	428	—	—	430
Change in unrealized loss on investments	—	—	—	(3)	—	(3)
Effect of foreign currency translation	—	—	—	(6)	—	(6)
Net income	—	—	—	—	3,630	3,630

Balance, December 31, 2012	34,306,570	$343	$289,050	$(21)	$(242,032)	$47,340

        The accompanying notes are an integral part of these consolidated financial statements

METABOLIX, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for share and per share amounts)

1. Nature of Business

        Metabolix, Inc. (the "Company") is an innovation-driven bioscience company which is focused on bringing environmentally friendly solutions to the plastics, chemicals and energy industries. The Company has core capabilities in microbial genetics, fermentation process engineering, chemical engineering, polymer science, plant genetics and botanical science, and has assembled these capabilities in a way that has allowed the integration of biotechnology with chemical engineering and industrial practice. The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, development by the Company's competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, the need to obtain additional funding, and compliance with government regulations.

        The Company held unrestricted cash, cash equivalents and investments of $46,281 at December 31, 2012. The Company believes that these resources and the cash to be generated from existing grants and expected product sales will be sufficient to meet its projected operating requirements into the third quarter of 2014. However, any significant costs incurred to establish a commercial biopolymer manufacturing facility will shorten this liquidity horizon and require that the Company seek additional funds in order to continue and advance its operations. The Company continues to face significant challenges and uncertainties and, as a result, the Company's available capital resources may be consumed more rapidly than currently expected due to: (a) lower than expected sales of the Company's new biopolymer products as a result of slow market adoption; (b) increases in capital costs and operating expenses related to the establishment and start-up of commercial manufacturing operations either on its own or with third parties for its biopolymer products; (c) changes the Company may make to the business that affect ongoing operating expenses; (d) changes the Company may make in its business strategy; (e) changes in the Company's research and development spending plans; and (f) other items affecting the Company's forecasted level of expenditures and use of cash resources. Accordingly, the Company will need to raise additional funds to support its operating and capital needs. The Company will attempt to obtain additional funding through public or private financing, collaborative arrangements with strategic partners, or through additional credit lines or other debt financing sources to increase the funds available to support operations. However, there is uncertainty regarding whether the Company can successfully execute these actions, and the Company can provide no assurance that it will. Furthermore, if the Company issues equity or debt securities to raise additional funds, its existing stockholders may experience dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of its existing stockholders. If the Company raises additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish valuable rights to its potential products or proprietary technologies, or grant licenses on terms that are not favorable to the Company. Without additional funds, the Company will be forced to delay, scale back or eliminate some of its sales and marketing efforts, research and development activities, or other operations and potentially delay product development in an effort to provide sufficient funds to continue its operations. If any of these events occurs, the Company's ability to achieve its development and commercialization goals would be adversely affected.

METABOLIX, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share amounts)

2. Summary of Significant Accounting Policies

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions were eliminated. Telles, the Company's former joint venture with Archer Daniels Midland Company ("ADM"), was not consolidated by the Company.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers all highly liquid investments purchased with an original maturity date of ninety days or less at the date of purchase to be cash equivalents.

Investments

        The Company considers all highly liquid investments purchased with an original maturity date of ninety days or less at the date of purchase to be cash equivalents, and all investments purchased with an original maturity date of ninety days or more at the date of purchase and a maturity date of one year or less at the balance sheet date to be short-term investments. All other investments are classified as long-term. At December 31, 2012, investments consisted of U.S. Treasury securities and debt securities of the U.S. government. At December 31, 2011, investments consisted of corporate debt and debt securities of the United States government. All investments were classified as available for sale as of December 31, 2012 and 2011. See Note 4 for further discussion on investments.

        Unrealized gains and temporary losses on investments are included in accumulated other comprehensive income (loss) as a separate component of stockholders' equity. Realized gains and losses, dividends, interest income and declines in value judged to be other-than-temporary credit losses are included in other income (expense). Any premium or discount arising at purchase is amortized and/or accreted to interest income.

Restricted Cash

        The Company had restricted cash in the amount of $594 and $622 at December 31, 2012 and 2011, respectively. At December 31, 2012 restricted cash consisted of $494 held in connection with the lease agreement for the Company's Cambridge, Massachusetts facility and $100 held in connection with the Company's corporate credit card program. At December 31, 2011 restricted cash consisted of $522 held in connection with two lease agreements for facilities located in Cambridge, Massachusetts and $100 held in connection with the Company's corporate credit card program.

METABOLIX, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

Foreign Currency Translation

        Foreign denominated assets and liabilities of Metabolix Oilseeds, Inc., the Company's wholly-owned Canadian subsidiary, are translated into U.S. dollars at the prevailing exchange rates in effect on the balance sheet date. Revenues and expenses are translated at average exchange rates prevailing during the period. Any resulting translation gains or losses are recorded in the accumulated other comprehensive income (loss) in the consolidated balance sheet.

Comprehensive Income (Loss)

        Comprehensive income (loss) is comprised of net income (loss) and certain changes in stockholders' equity that are excluded from net income (loss). The Company includes unrealized gains and losses on marketable securities and foreign currency translation adjustments in other comprehensive income (loss).

Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of cash and cash equivalents and short-term investments. The Company primarily invests its excess cash and cash equivalents in money market funds, corporate debt, federal agency notes and U.S. treasury notes. Investments are acquired in accordance with the Company's investment policy which establishes a concentration limit per issuer.

        The Company provides credit to customers in the normal course of business. The Company performs ongoing credit evaluations of its customers' financial condition and limits the amount of credit extended when deemed necessary. At December 31, 2012, the Company's accounts and unbilled receivables include $561 or 46% from U.S. and Canadian government grants and $535 or 44% from customer product sales. At December 31, 2012, one customer represented 41% of accounts receivable due from product sales.

Fair Value Measurements

        The carrying amounts of the Company's financial instruments as of December 31, 2012 and 2011, which include cash equivalents, investments, accounts receivable, unbilled receivables, due from related parties, accounts payable, and accrued expenses, approximate their fair values due to the short-term nature of these instruments. See Note 15 for further discussion on fair value measurements.

Segment Information

        The accounting guidance for segment reporting establishes standards for reporting information on operating segments in annual financial statements. The Company operates in one segment, which is the business of developing and commercializing technologies for the production of polymers and chemicals in plants and in microbes. The Company's chief operating decision-maker does not manage any part of the Company separately, and the allocation of resources and assessment of performance are based on the Company's consolidated operating results. As of December 31, 2012 and 2011 less than 10% of the Company's combined total assets were located outside of the United States. In addition, the reported net income (loss) outside of the United States was less than 10% of the combined net income (loss) of the consolidated Company.

METABOLIX, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

Inventory

        During March 2012, the Company acquired raw material and finished goods inventory of biopolymer from Telles, LLC as described in Note 17. The Company's adopted inventory policies as a result of this transaction are to state inventory at the lower of cost or market and to value inventory using the average cost method. The Company analyzes its inventory levels quarterly and writes down, to cost of product revenue, inventory that has become obsolete, inventory in excess of expected sales requirements or inventory that fails to meet commercial sales specifications.

Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation. Repairs and maintenance are charged to operations as incurred. Gains and losses on the disposition of equipment are recorded in net income or loss and the related cost and accumulated depreciation are removed from the respective accounts. Depreciation is computed using the straight-line method over the estimated useful lives as follows:

Asset Description	Estimated Useful Life
Equipment	2.5 - 3 years
Furniture and Fixtures	5
Software	3
Leasehold improvements	Shorter of useful life or term of lease

        The Company accounts for operating lease incentive payments received from a lessor in accordance with the accounting standard on accounting for leases. The Company records landlord incentive payments received as deferred rent and amortizes these amounts as reductions to lease expense over the lease term.

Impairment of Long-Lived Assets

        The Company accounts for the impairment and disposal of long-lived assets in accordance with accounting guidance on accounting for the impairment or disposal of long-lived assets. The guidance requires that long-lived assets, such as property and equipment be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The guidance further requires that companies recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable based on its undiscounted future cash flows and measure an impairment loss as the difference between the carrying amount and fair value of the asset.

Revenue Recognition

        The Company recognizes revenue in accordance with accounting standards on revenue recognition. Principal sources of revenue are government research grants, product sales, license fees, royalty revenues and research and development payments that are primarily derived from collaborative agreements with other companies.

METABOLIX, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

        During March 2012, the Company initiated biopolymer product sales to customers for the first time. The Company's policy is to recognize revenue when evidence of an arrangement exists, title has passed or services have been rendered, the selling price is fixed or determinable and collectability is reasonably assured. Revenue from product sales to customers is recognized when all elements of the sale have been delivered. During the Company's six months ended June 30, 2012, it did not provide for rights of return to customers on product sales, except for situations where the product did not meet technical specifications. The Company modified its product return policy prospectively during its fiscal quarter ending September 30, 2012 to allow discretion in accepting returns during a period of sixty days after product delivery. Until sufficient experience is developed on which to base an estimate of product returns, the Company defers recognition of product revenue and related costs until the later of the sixty day period or the customer payment has been received. As of December 31, 2012, the Company deferred product revenue and associated cost of product revenue of $786 and $219, respectively, under this policy.

        Fees to license the Company's proprietary and licensed technologies are recognized only after both the license period has commenced and the technology has been delivered. Royalty revenue is recognized when it becomes determinable and collectability is reasonably assured; otherwise the Company recognizes royalty revenue upon receipt of payment.

        The Company follows authoritative guidance on revenue recognition for multiple-element arrangements entered into or materially modified on or after January 1, 2011. The guidance amends the criteria for separating and allocating consideration in a multiple-element arrangement by modifying the fair value requirements for revenue recognition and eliminating the use of the residual method. The fair value of deliverables under the arrangement may be derived using a "best estimate of selling price" if vendor-specific objective evidence and third-party evidence is not available. Deliverables under the arrangement will be separate units of accounting, provided (i) a delivered item has value to the customer on a standalone basis; and (ii) if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item is considered probable and substantially within the Company's control.

        The Company recognizes funds received from contractual research services and development services and from government grants as revenue. These contracts and grants are considered an ongoing major and central operation of the Company's business. For government grants, revenue is earned as research expenses related to the grants are incurred.

Research and Development Expenses

        All costs associated with internal research and development as well as research and development services conducted for others are expensed as incurred. Research and development expenses include direct costs for salaries, employee benefits, subcontractors, facility related expenses, depreciation and stock-based compensation related to employees and non-employees involved in the Company's research and development. Costs related to revenue-producing grants are also recorded as research and development expenses. Prior to the termination of the Telles joint venture in February 2012, the Company's portion of the costs incurred by ADM relating to the pre-commercial manufacturing of Mirel were netted against amounts due from ADM and recorded as due from related party on the Company's balance sheets.

METABOLIX, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

        In 2012, the Company entered into an arrangement with Antibioticos S.A. for demonstration production of biopolymers at the Antibioticos facility in Leon, Spain, with the intention, upon successful completion of the demonstration phase, to enter into a commercial manufacturing agreement under which Antibioticos would provide toll manufacturing of our PHA biopolymers. During 2012, the Company made payments of $2,258 to Antibioticos for facility improvements, manufacturing equipment and for raw materials related to the demonstration production. These costs were recorded as research and development expense since it is not certain that these costs will have a future benefit to the Company beyond the current demonstration agreement. Costs associated with future manufacturing demonstration batches of PHA biopolymers will be recorded as research and development expense until the product produced meets commercial specifications when it will be capitalized as saleable inventory.

Selling, General, and Administrative Expenses

        The Company's selling, general and administrative expense line item includes costs for salaries, employee benefits, facilities expenses, consulting fees, travel expenses, depreciation expenses, and office related expenses incurred to support the selling and administrative operations of the Company.

Intellectual Property Costs

        The Company includes all costs associated with the prosecution and maintenance of patents within selling, general and administrative expenses in the consolidated statement of operations.

Stock-Based Compensation

        The Company accounts for stock-based compensation costs in accordance with the accounting standards for stock-based compensation, which require that all share-based payments to employees be recognized in the statement of operations based on their fair values. Compensation cost is based on the grant-date fair value of the award, adjusted for estimated forfeitures, and is recognized on a straight-line basis over the period during which an employee is required to provide service in exchange for the award. See Note 12 for a description of the types of stock-based awards granted, the compensation expense related to such awards and detail of equity-based awards outstanding.

Basic and Diluted Net Loss per Share

        Basic net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding. Common stock equivalents include stock options and warrants. Diluted net loss per share is computed by dividing net income by the weighted-average number of dilutive common shares outstanding during the period. Diluted shares outstanding is calculated by adding to the weighted shares outstanding any potential (unissued) shares of common stock from outstanding stock options and warrants based on the treasury stock method. In periods when a net loss is reported, all common stock equivalents are excluded from the calculation because they would have an anti-dilutive effect, meaning the loss per share would be reduced. Therefore, in periods when a loss is reported there is no difference in basic and dilutive loss per share.

METABOLIX, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

        Shares used to calculate diluted earnings per share for the three years ended December 31, 2012, 2011 and 2010, respectively, are shown below:

	Year Ended December 31,
	2012	2011	2010
Numerator:
Net income (loss)	$3,630	$(38,785)	$(38,803)
Denominator:
Weighted average number of common shares outstanding	34,217,298	31,257,376	26,773,755
Effect of dilutive securities:
Stock options	62,481	—	—

Dilutive potential common shares	62,481	—	—

Shares used in calculating diluted earnings per share	34,279,779	31,257,376	26,773,755

        The number of shares of potentially dilutive common stock related to options and warrants that were excluded from the calculation of dilutive shares since the inclusion of such shares would be anti-dilutive for the years ended December 31, 2012, 2011 and 2010, respectively, are shown below:

	Year ended December 31,
	2012	2011	2010
Options	5,579,042	3,858,685	3,246,079
Warrants	4,086	4,086	4,086

Total	5,583,128	3,862,771	3,250,165

Income Taxes

        The Company follows the accounting guidance on accounting for income taxes which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided to reduce the deferred tax asset to a level which, more likely than not, will be realized. See Note 13 for further discussion of income taxes.

Recent Accounting Standards Changes

        In June 2011, the Financial Accounting Standards Board ("FASB") issued an accounting standards update that eliminates the option to present components of other comprehensive income as part of the statement of changes in equity and requires an entity to present items of net income and other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This guidance also requires an entity to present on the face of the financial statements reclassification adjustments from other comprehensive income to net income. This guidance became effective for fiscal years beginning after December 15, 2011. In December 2011, the

METABOLIX, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share amounts)

2. Summary of Significant Accounting Policies (Continued)

FASB issued an accounting standards update that defers the presentation requirement for other comprehensive income reclassifications on the face of the financial statements. The Company adopted the provisions of the guidance in its first quarter of 2012 and elected to present items of net income and other comprehensive income in two separate but consecutive statements.

3. Significant Collaborations

        The Company follows the accounting guidance for collaborative arrangements which require that certain transactions between collaborators be recorded in the income statement on either a gross or net basis, depending on the characteristics of the collaboration relationship, and provides for enhanced disclosure of collaborative relationships. The Company evaluates its collaborative agreements for proper income statement classification based on the nature of the underlying activity. If payments to and from collaborative partners are not within the scope of other authoritative accounting literature, the income statement classification for the payments is based on a reasonable, rational analogy to authoritative accounting literature that is applied in a consistent manner. During the three years ended December 31, 2012, the Company had one significant collaboration arrangement with Archer Daniels Midland Company whereby the Company received payments and applied revenue recognition accounting guidance to the payments received and recorded corresponding costs as operating expenses.

        We are not currently participating in any collaborative arrangements. Our historical strategy for collaborative arrangements has been to retain substantial participation in the future economic value of our technology while receiving current cash payments to offset research and development costs and working capital needs. By their nature, our collaborative agreements have been complex, containing multiple elements covering a variety of present and future activities.

ADM Collaboration

        From 2004 through 2011, the Company developed and began commercialization of its PHA biopolymers through a technology alliance and subsequent commercial alliance with ADM Polymer Corporation, a wholly-owned subsidiary of ADM, one of the largest agricultural processors in the world. The Commercial Alliance Agreement between Metabolix and ADM Polymer specified the terms and structure of the alliance. The agreement governed the activities and obligations of the parties to commercialize PHA biopolymers, which have been marketed under the brand names Mirel™ and Mvera™. These activities included the establishment of a joint venture company, Telles, LLC ("Telles"), to market and sell PHA biopolymers, the construction of a manufacturing facility capable of producing 110 million pounds of material annually (the "Commercial Manufacturing Facility"), the licensing of technology to Telles and to ADM, and the conducting of various research, development, manufacturing, sales and marketing, compounding and administrative services by the parties.

        Telles was formed to: (i) serve as the commercial entity to establish and develop the commercial market for PHA biopolymers, and conduct the marketing and sales in accordance with the goals of the commercial alliance, (ii) assist in the coordination and integration of the manufacturing, compounding and marketing activities, and (iii) administer and account for financial matters on behalf of the parties. Metabolix and ADM each had a 50% ownership and voting interest in Telles.

METABOLIX, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share amounts)

3. Significant Collaborations (Continued)

        Under the Commercial Alliance Agreement ADM was permitted, under limited circumstances, to terminate the alliance if a change in circumstances that was not reasonably within the control of ADM made the anticipated financial return from the project inadequate or too uncertain. The agreement provided that, upon termination by ADM due to a change in circumstances, Metabolix would be permitted to continue to produce and sell PHA biopolymers, and ADM would be required to perform manufacturing services for the Company for a period of time following the termination (subject to certain payment obligations to ADM). On January 9, 2012, ADM notified Metabolix that it was terminating the commercial alliance effective February 8, 2012. ADM had undertaken a strategic review of its business investments and activities and made the decision to focus resources outside of Telles. As the basis for the decision, ADM indicated to the Company that the projected financial returns from the alliance were too uncertain.

        The Commercial Alliance Agreement with ADM limited the rights of both ADM and Metabolix to work with other parties or alone in developing or commercializing certain PHAs produced through fermentation. These exclusivity obligations ended upon termination of the alliance. Also, upon termination of the alliance, Metabolix intellectual property licenses to ADM Polymer and Telles ended, with Metabolix retaining all rights to its intellectual property. ADM retained its Commercial Manufacturing Facility located in Clinton, Iowa, previously used to produce PHA biopolymers for Telles.

        Under the Technology Alliance and Option Agreement and Commercial Alliance Agreement, various payments were made to Metabolix by ADM as shown in the table below. All of these payments were recorded as deferred revenue on the Company's balance sheet and were expected to be recognized on a straight line basis over a period of approximately ten years in which Metabolix would fulfill its contractual obligations during the Commercial Phase of the Commercial Alliance Agreement.

Upfront payment	$3,000
Milestone payments	2,000
Support payments	22,050
Cost sharing payments for pre-commercial manufacturing plant construction and operations	11,835

Total	$38,885

        The Company had no further performance obligations in connection with the commercial alliance after its termination, and as a result, the entire $38,885 of deferred revenue was recognized by the Company during its fiscal quarter ended March 31, 2012.

        After termination of the Commercial Alliance Agreement, the parties entered into a Settlement Agreement in which the parties agreed to specific terms related to the winding up and dissolution of Telles. Under this Settlement Agreement, Metabolix purchased certain assets of the joint venture for $2,982 including Telles's entire inventory, exclusive and perpetual rights to all of Telles's trademarks, and all product registrations, certifications and approvals for Telles's PHA biopolymers. Pursuant to the Settlement Agreement, ADM relinquished any claims with respect to certain co-funded equipment previously acquired by Metabolix and situated at locations other than the Clinton, Iowa Commercial

METABOLIX, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share amounts)

3. Significant Collaborations (Continued)

Manufacturing Facility, and Metabolix and Telles waived any rights to post-termination manufacturing and fermentation services under the Commercial Alliance Agreement.

        Pursuant to the Settlement Agreement, Telles paid to ADM an amount equal to the aggregate cash balances of Telles totaling $3,778 on the date of the Settlement Agreement, minus $100 retained by Telles to settle any remaining trade obligations. The remaining trade obligations of Telles at the date of execution of the Settlement Agreement did not exceed $100. In the event that ADM is required to repay to Telles or to pay to any creditor of Telles any amounts included in the $2,982 purchase price or the $3,678 distributed to ADM by Telles pursuant to the Settlement Agreement, Metabolix is obligated to reimburse ADM in an amount equal to 50% of such payments, provided that in no event would the amount to be so paid by Metabolix exceed the total of the $2,982 purchase price and the $3,678 Telles cash required to be so repaid or reimbursed by ADM. In February 2013, ADM notified the Company that Telles had been formally dissolved and that no third party creditor trade obligations had been paid. As a result, the Company believes that it is no longer contingently liable for any third party obligations stemming from its former ADM collaboration.

4. Investments

        Investments consist of the following:

		Unrealized
	Amortized Cost			Market Value
		Gain	(Loss)
December 31, 2012
Short-term investments
Government sponsored enterprises	$29,189	$12	$—	$29,201
Long-term investments
Government-sponsored enterprises	2,507	1	—	2,508

Total	$31,696	$13	$—	$31,709

December 31, 2011
Short-term investments
Corporate debt	$29,854	$13	$(1)	$29,866
Government-sponsored enterprises	25,709	5	(2)	25,712
Long-term investments
Government-sponsored enterprises	1,503	—	—	1,503

Total	$57,066	$18	$(3)	$57,081

        The average maturity of our marketable securities available-for-sale as of December 31, 2012 and 2011 was four and seven months, respectively.

METABOLIX, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share amounts)

5. Property and Equipment

        Property and equipment consisted of the following:

	Year ended December 31,
	2012	2011
Equipment	$5,151	$5,054
Furniture and fixtures	227	232
Leasehold improvements	2,641	2,565
Software	381	349

Total property and equipment, at cost	8,400	8,200
Less: Accumulated depreciation	(7,042)	(5,924)

Property and equipment, net	$1,358	$2,276

        Depreciation expense for the years ended December 31, 2012, 2011, and 2010 was $1,298, $1,507 and $1,647 respectively. The Company had no equipment under capital leases as of December 31, 2012 or 2011.

6. Accrued Expenses

        Accrued expenses consist of the following:

	Year ended December 31,
	2012	2011
Employee compensation and benefits	$2,379	$1,740
Professional services	301	185
Intellectual property	105	240
Other	734	1,409

Total accrued expenses	$3,519	$3,574

7. Commitments and Contingencies

Leases

        The Company rents its facilities under operating leases, which expire through May 2014. Rental payments under operating leases for the years ended December 31, 2012, 2011 and 2010 were $1,814, $1,808 and $1,674, respectively. The deferred rent liability recorded on the Company's balance sheet at December 31, 2012 and 2011 includes the unamortized balance of the landlord incentive payments and the cumulative difference between actual facility lease payments and lease expense recognized ratably

METABOLIX, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share amounts)

7. Commitments and Contingencies (Continued)

over the operating lease period. At December 31, 2012, the Company's future minimum payments required under operating leases are as follows:

Year ended December 31,	Minimum lease payment
2013	$1,744
2014	550
2015	—
2016	—
2017 and thereafter	—

Total	$2,294

Litigation

        On February 17, 2012, a purported shareholder class action, Hilary Coyne v. Metabolix, Inc., Richard P. Eno, and Joseph Hill, Civil Action 1:12-cv-10318 (the "class action"), was filed in the United States District Court for the District of Massachusetts, naming the Company and certain officers of the Company as defendants. The class action alleges that the Company made material misrepresentations and/or omissions of material fact in the Company's disclosures during the period from March 10, 2010 through its January 12, 2012 press release announcing that ADM had given notice of termination of the Telles joint venture for PHA biopolymers, all in violation of Sections 10(b) and 20(a) of the Securities Exchange Act and Rule 10b-5. The class action seeks certification as a class action, compensatory damages in an unspecified amount, plaintiff's costs and attorneys' fees, and unspecified equitable or injunctive relief. The plaintiff filed an amended complaint on October 15, 2012 that supersedes the initial complaint and demands identical relief based on substantially similar allegations. On December 14, 2012, the defendants filed a motion to dismiss the amended complaint, which plaintiffs opposed, and on which the court has not yet ruled.

        On March 7, 2012, a purported derivative lawsuit, Childs v. Kouba et al., Civil Action 12-0892 (the "derivative action"), was filed in Massachusetts Superior Court for Middlesex County, on behalf of the Company against members of the Company's Board of Directors for alleged breaches of their fiduciary duties and based on a nearly identical set of alleged facts as those asserted in the class action. The derivative action seeks compensatory damages in an unspecified amount, plaintiff's costs and attorneys' fees, and unspecified equitable or injunctive relief. The parties in the derivative action filed and the court granted a joint motion to stay the derivative action until after resolution of the anticipated motion to dismiss in the class action.

        We are currently unable to assess the probability of loss or estimate a range of potential loss, if any, associated with these matters because they are at an early stage.

8. Related Party Transactions

Tepha Inc.

        During 1999 and 2003, the Company entered into sublicense agreements with Tepha Inc. ("Tepha"), to sublicense technology to Tepha. The Company's directors, Matthew Strobeck and

METABOLIX, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share amounts)

8. Related Party Transactions (Continued)

Anthony J. Sinskey, serve on the Board of Directors of Tepha. The agreements with Tepha contain provisions for sublicense maintenance fees to be paid to the Company upon Tepha achieving certain financing milestones and for product related milestones. Under the agreement, the Company also receives royalties on net sales of licensed products and sublicensing revenues received by Tepha, subject to a minimum payment each year.

        The Company engaged in various transactions with Tepha, and recognized license and royalty revenues of $149, $444 and $122, from Tepha for the years ended December 31, 2012, 2011, and 2010, respectively. The Company had outstanding receivable balances of $75 at December 31, 2012. There were no Tepha receivable balances at December 31, 2011.

ADM

        The Company's former collaborative partner ADM made a $5,000 investment in the Company as part of the redeemable convertible preferred stock issuance in January 2006. Concurrent with the Company's initial public offering, ADM purchased 535,714 shares of the Company's stock in a private placement. ADM made various payments to the Company under the collaborative agreements signed during 2004 and 2006. See Note 3 for further discussion regarding collaborative agreements with ADM. The Company had an outstanding receivable balance of $203 due from ADM at December 31, 2011, which was recorded as due from related parties on the consolidated balance sheet. No receivables remain outstanding with ADM at December 31, 2012.

Telles

        Telles was a limited liability company, formed and equally owned by the Company and ADM, which was intended to: (i) serve as the commercial entity to establish and develop the commercial market for Mirel, and conduct the marketing and sales in accordance with the goals of the commercial alliance, (ii) assist in the coordination and integration of the manufacturing, compounding and marketing activities, and (iii) administer and account for financial matters on behalf of the parties. The Company and ADM each had 50% ownership and voting interest in Telles. The Company had an outstanding receivable of $108 due from Telles at December 31, 2011. No receivables remain outstanding with Telles at December 31, 2012. The Company recognized license and royalty revenue of $3 for the year ended December 31, 2011. No license and royalty revenue from Telles was recognized in either 2010 or 2012.

        Telles was formally dissolved in February 2013.

9. Preferred Stock

        The Company's certificate of incorporation, as amended and restated, authorizes it to issue up to 5,000,000 shares of $0.01 par value preferred stock. As of December 31, 2012 and 2011, no preferred stock was issued or outstanding.

METABOLIX, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share amounts)

10. Common Stock

Common Stock Issuances

        During May 2011, the Company completed a public offering of 7,130,000 shares of its common stock at a price of $7.25 per share. Net proceeds were $49,333 after deducting underwriting discounts, commissions and offering costs of $2,360. The Company intends to use the proceeds from the offering for working capital and other general corporate purposes.

Warrants

        In connection with signing a lease agreement in 2004, the Company issued the landlord warrants to purchase 4,086 shares of common stock at an exercise price of $3.30 per share. The warrants expire ten years from the lease term commencement date. The fair value of these warrants is immaterial. At December 31, 2012, these warrants were all outstanding and exercisable.

11. Shareholder Rights Plan

        On July 7, 2009, the Company adopted a Shareholder Rights Plan, the purpose of which is, among other things, to enhance the Board's ability to protect shareholder interests and to ensure that shareholders receive fair treatment in the event any coercive takeover attempt of the Company is made in the future. The Shareholder Rights Plan could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, the Company or a large block of the Company's common stock.

        In connection with the adoption of the Shareholder Rights Plan, the Board of Directors of the Company declared a dividend distribution of one preferred stock purchase right (a "Right") for each outstanding share of common stock to shareholders of record as of the close of business on July 8, 2009. The Rights currently are not exercisable and are attached to and trade with the outstanding shares of common stock. Under the Shareholder Rights Plan, the Rights become exercisable if a person becomes an "acquiring person" by acquiring 15% or more of the outstanding shares of common stock or if a person commences a tender offer that would result in that person owning 15% or more of the common stock. If a person becomes an "acquiring person," each holder of a Right (other than the acquiring person) would be entitled to purchase, at the then-current exercise price, such number of shares of the Company's preferred stock which are equivalent to shares of common stock having twice the exercise price of the Right. If the Company is acquired in a merger or other business combination transaction after any such event, each holder of a Right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company's common stock having a value of twice the exercise price of the Right.

        On February 6, 2012, the Company entered into a letter agreement (the "Schuler Agreement") with Jack W. Schuler, Renate Schuler and the Schuler Family Foundation, a tax-exempt private operating foundation of which Jack W. Schuler and Renate Schuler serve as two of the three directors (collectively, the "Schuler Stockholders"). The Schuler Stockholders may be deemed to have aggregate beneficial ownership of up to 5,091,295 shares, or approximately 14.9%, of the Company's outstanding common stock, par value $0.01 per share (the "common stock").

        Pursuant to the Schuler Agreement, the Schuler Stockholders have made certain representations and covenants regarding ownership, voting support arrangements, standstill arrangements and rights of

METABOLIX, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share amounts)

11. Shareholder Rights Plan (Continued)

first refusal. In exchange for these representations and covenants, the Company agreed to amend the Shareholder Rights Plan to allow the Schuler Stockholders, under certain circumstances, to increase their beneficial ownership up to 19.99% of the outstanding common stock without becoming Acquiring Persons (as defined in the Rights Agreement).

        On February 6, 2012, contemporaneously with the execution of the Schuler Agreement, the Company amended the Shareholder Rights Plan to provide that, generally, so long as the Schuler Stockholders and their respective affiliates and associates do not at any time have Control Intent (as defined in the Shareholder Rights Plan), they may acquire additional shares of common stock without becoming acquiring persons under the Rights Plan, provided that their collective beneficial ownership does not at any time equal or exceed 20% of the then outstanding shares of common stock.

12. Stock-Based Compensation

        The Company adopted a stock plan in 1995 (the "1995 Plan"), which provided for the granting of incentive stock options, nonqualified stock options, stock awards, and opportunities to make direct purchases of stock, to employees, officers, directors and consultants of the Company. In June 2005, the 1995 Plan was terminated and the Company adopted a new plan (the "2005 Plan"). No further grants or awards were subsequently made under the 1995 Plan. A total of 907,679 options were awarded from the 1995 Plan, and as of December 31, 2012, 86,619 of these options remain outstanding and eligible for future exercise and continue to be governed by the terms of the 1995 Plan.

        The 2005 Plan provided for the granting of incentive stock options, nonqualified stock options, stock awards, and opportunities to make direct purchases of stock, to employees, officers, directors and consultants of the Company. In November 2006, the 2005 Plan was terminated and the Company adopted a new plan (the "2006 Plan"). No further grants or awards were subsequently made under the 2005 Plan. A total of 1,619,134 options were awarded from the 2005 Plan, and as of December 31, 2012, 250,046 of these options remain outstanding and eligible for future exercise and continue to be governed by the terms of the 2005 Plan.

        The 2006 Plan provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, deferred stock awards, restricted stock awards, unrestricted stock awards, cash-based awards and dividend equivalent rights. The 2006 Plan states that not more than 10,000,000 shares shall be issued under the plan. A total of 7,022,912 options have been awarded from the 2006 Plan and as of December 31, 2012, 5,242,377 of these options remain outstanding and eligible for future exercise.

        Options granted under the Plans generally vest ratably over periods of two to four years from the date of hire for new employees, or date of award for existing employees, or date of commencement of services with the Company for nonemployees, and generally expire ten years from the date of issuance. The Company's policy is to issue new shares upon the exercise of stock options.

METABOLIX, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share amounts)

12. Stock-Based Compensation (Continued)

        A summary of the activity related to the shares of common stock covered by outstanding options follows:

	Number of Shares	Weighted Average Exercise Price	Remaining Contractual Term (in years)	Aggregate Intrinsic value
Balance at December 31, 2011	3,858,685	$10.36
Granted	2,529,700	2.14
Exercised	(11,436)	1.65
Cancelled	(797,907)	10.20

Balance at December 31, 2012	5,579,042	6.68	7.38	$—

Vested and expected to vest at December 31, 2012	5,349,779	6.83	7.31	—
Exerciseable at December 31, 2012	2,954,377	9.41	5.89	—

        The weighted average grant date fair value per share of options granted during fiscal years 2012, 2011, and 2010 was $1.46, $5.02 and $8.08, respectively. The total intrinsic value of options exercised was $15, $81 and $2,439 for the years ended December 31, 2012, 2011 and 2010, respectively.

        A summary of information about the shares of common stock covered by outstanding and exercisable options under the option plans at December 31, 2012 follows:

	Stock Options Outstanding			Stock Options Exercisable
Range of exercise prices	Number of shares	Weighted average remaining contractual life (in years)	Weighted average exercise price per share	Number of shares	Weighted average exercise price per share
$1.55 - 1.55	960,000	9.72	$1.55	120,000	$1.55
1.64 - 2.46	683,067	6.87	1.89	289,389	1.70
2.66 - 2.66	936,825	9.07	2.66	176,953	2.66
2.72 - 8.25	975,328	7.05	6.12	664,601	6.30
8.69 - 11.22	1,026,537	6.36	9.84	816,095	9.93
11.75 - 24.97	997,285	5.28	15.95	887,339	16.17

	5,579,042	7.38	6.68	2,954,377	9.41

Expense Information for Employee Stock Option Awards

        The Company recognized stock-based compensation expense, related to employee stock option awards, of $3,825, $4,621 and $4,663 for the years ended December 31, 2012, 2011 and 2010, respectively. At December 31, 2012, there was approximately $5,638 of pre-tax stock-based compensation expense; net of estimated forfeitures, related to unvested awards not yet recognized which is expected to be recognized over a weighted average period of 2.23 years.

METABOLIX, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share amounts)

12. Stock-Based Compensation (Continued)

        For the years ended December 31, 2012, 2011 and 2010, the Company determined the fair value of stock options using the Black-Scholes option pricing model with the following assumptions for option grants, respectively:

Year Ended December 31,
	2012	2011	2010
Expected dividend yield	—	—	—
Risk-free rate	0.67% - 1.15%	0.88% - 2.38%	1.41% - 2.59%
Expected option term (in years)	5.3 - 5.5	5.5 - 5.6	5.4 - 5.6
Volatility	84% - 87%	77% - 80%	79% - 80%

        For the year ended December 31, 2012, the Company determined its volatility assumption based on actual market price fluctuations experienced during its trading history. For the years ended December 31, 2011 and 2010 expected volatility was estimated based on the Company's historical volatility benchmarked against the historical volatilities of a peer group of similar public companies. Due to the Company's limited trading history prior to 2012, the Company believed that this approach provided additional information about future stock price movements when compared to analyzing the historical volatility of the Company on its own.

        The risk-free interest rate used for each grant is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a term similar to the expected life of the related option.

        For the years ended December 31, 2012, 2011 and 2010, the expected term of the options is based upon evaluation of historical and expected future exercise behavior.

        The stock price volatility and expected terms utilized in the calculation involve management's best estimates at that time, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the expense that will be recognized over the life of the option. The accounting standard for stock-based compensation requires that the Company recognize compensation expense for only the portion of options that are expected to vest. Therefore, the Company has estimated expected forfeitures of stock options for the grants valued. In developing a forfeiture rate estimate, the Company considered its historical experience and actual forfeitures for the year. The Company will continue to evaluate its forfeiture rate as compared to the actual number of forfeitures in future periods to determine if adjustments to compensation expense may be required.

Expense Information for Non-employee Stock Option Awards

        During the years ended December 31, 2011 and 2010, the Company granted stock options to purchase 34,500, and 3,500 shares of common stock, respectively, to non-employee consultants. No stock options were awarded to non-employees during the year ended December 31, 2012, and all remaining non-employee awards were cancelled in early 2012 in connection with the Company's restructuring. Compensation expense related to non-employee options previously awarded were recognized over a period of four years and vested quarterly, contingent upon future services being provided by the consultants to the Company. The amount of non-employee stock compensation expense recorded by the Company for each of the three years ended December 31, 2012 was insignificant.

METABOLIX, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share amounts)

12. Stock-Based Compensation (Continued)

        The fair value of each unvested option granted to non-employees was revalued at year end using the Black-Scholes option pricing model with the following assumptions:

	Year Ended December 31,
	2011	2010
Expected dividend yield	—	—
Risk-free rate	1.89% - 3.47%	2.53% - 3.84%
Expected option term (in years)	10	10
Volatility	76% - 78%	79% - 80%

13. Income Taxes

        There is no provision for income taxes because the Company has incurred tax losses since inception. The reported amount of income tax expense for the years differs from the amount that would result from applying domestic federal statutory tax rates to pretax losses primarily because of changes in valuation allowance. Significant components of the Company's net deferred tax assets are as follows:

	December 31,
	2012	2011
Net operating loss carryforward	$72,016	$61,269
Capitalization of research and development expenses	2,763	3,606
Credit carryforwards	7,024	6,762
Depreciation	2,603	2,666
Non-Qualified Stock Options	4,213	3,864
Deferred Revenue	417	15,244
Other temporary differences	1,541	1,261

Total deferred tax assets	90,577	94,672
Valuation allowance	(90,577)	(94,672)

Net deferred tax assets	$—	$—

        The items accounting for the difference between the income tax benefit computed at the federal statutory rate of 34% and the provision for income taxes were as follows:

	Year Ended December 31,
	2012	2011	2010
Federal income tax at statutory federal rate	34.0%	34.0%	34.0%
State taxes	7.8%	5.0%	4.1%
Permanent differences	19.6%	(2.4)%	(1.5)%
Tax credits	(10.5)%	2.4%	2.0%
State rate change on deferred balances	3.1%	1.4%	(6.5)%
Expiration of net operating losses and credits	49.2%	(1.6)%	(0.3)%
Other	9.8%	1.0%	(3.0)%
Change in valuation allowance	(113.0)%	(39.8)%	(28.8)%

Total	0.00%	0.00%	0.00%

METABOLIX, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share amounts)

13. Income Taxes (Continued)

        The Company follows the accounting guidance for income taxes including guidance, which addresses accounting for uncertainty in income taxes. This guidance prescribes a threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. The Company had no amounts recorded for any unrecognized tax benefits as of December 31, 2012, 2011 and 2010.

        The tax years 2009 through 2012 remain open to examination by major taxing jurisdictions to which the Company is subject, which are primarily in the U.S. Additionally, the Company can be audited for any loss year up to three years after the year in which the loss is utilized to offset taxable income. This would include loss years prior to 2009.

        The Company's policy is to record estimated interest and penalties related to uncertain tax positions as income tax expense. As of December 31, 2012, 2011 and 2010, the Company had no accrued interest or penalties recorded related to uncertain tax positions.

        At December 31, 2012, the Company had net operating loss carryforwards (NOLs) for federal and state income tax purposes of $211,016 and $148,611, respectively. Included in the federal and state net operating loss carryforwards is approximately $19,213 of deductions related to the exercise of stock options subsequent to the adoption of amended accounting guidance related to stock-based compensation. This amount represents an excess tax benefit as defined under the amended accounting guidance related to stock-based compensation and has not been recorded as a deferred tax asset. The Company's existing federal and state net operating loss carryforwards begin to expire in 2013. The Company also had available research and development credits for federal and state income tax purposes of approximately $4,502 and $3,577, respectively. The federal and state research and development credits will begin to expire in 2014 and 2016, respectively. As of December 31, 2012, the Company also had available investment tax credits for state income tax purposes of $100, which also begin to expire in 2013. Management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are comprised principally of net operating loss carryforwards and research and development credits. Under the applicable accounting standards, management has considered the Company's history of losses and concluded that it is more likely than not that the Company will not recognize the benefits of federal and state deferred tax assets. Accordingly, a full valuation allowance has been established against the deferred tax assets.

        Utilization of the net operating loss and research and development credit carryforwards may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership change limitations that have occurred previously or that could occur in the future. These ownership changes may limit the amount of net operating loss and research and development credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. The Company completed an evaluation of its ownership changes through December 31, 2011 and has determined that its NOL and R&D credit carryforwards originating on or before that date are not subject to an annual limitation under Section 382. The Company has not currently completed an evaluation of ownership changes through December 31, 2012. To the extent an ownership change occurs in the future, the net operating loss and credit carryforwards may be subject to limitation.

        No additional provision has been made for U.S. income taxes related to the undistributed earnings of the wholly-owned subsidiaries of Metabolix, Inc. or for unrecognized deferred tax liabilities for

METABOLIX, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share amounts)

13. Income Taxes (Continued)

temporary differences related to investments in subsidiaries. As such, earnings are expected to be permanently reinvested, the investments are essentially permanent in duration, or the Company has concluded that no additional tax liability will arise as a result of the distribution of such earnings. A liability could arise if amounts are distributed by such subsidiaries or if such subsidiaries are ultimately disposed. It is not practical to estimate the additional income taxes related to permanently reinvested earnings or the basis differences related to investment in subsidiaries. Unremitted earnings at December 31, 2012 and December 31, 2011 approximated $252 and $128, respectively.

14. Employee Benefits

        The Company maintains a 401(k) savings plan in which substantially all of its regular U.S. employees are eligible to participate. Participants may contribute up to 60% of their annual compensation to the plan, subject to eligibility requirements and annual IRS limitations. The Company's plan provides for a matching contribution in common stock of up to 4.5% of a participant's total compensation dependent upon the level of participant contributions made during the plan year. Pursuant to this plan, the Company issued 179,336, 68,558 and 35,151 shares of common stock during the twelve months ended December 31, 2012, 2011 and 2010, respectively, and recorded $408, $529 and $443, respectively, of related expense. Company contributions are fully vested upon issuance.

15. Fair Value Measurements

        The Company has certain financial assets recorded at fair value which have been classified as Level 1or 2 within the fair value hierarchy as described in the accounting standards for fair value measurements. Fair value is the price that would be received from the sale of an asset or the price paid to transfer a liability in an orderly transaction between independent market participants at the measurement date. Fair values determined by Level 1 inputs utilize observable data such as quoted prices in active markets for identical instruments. Fair values determined by Level 2 inputs utilize data points other than quoted prices in active markets that are observable either directly or indirectly. Fair values determined by Level 3 inputs utilize unobservable data points in which there is little or no market data, which require the reporting entity to develop its own assumptions. The fair value hierarchy level is determined by the lowest level of significant input.

        The Company's financial assets classified as Level 2 have been initially valued at the transaction price and subsequently valued typically utilizing third party pricing services. Because the Company's investment portfolio may include securities that do not always trade on a daily basis, the pricing services use many observable market inputs to determine value including reportable trades, benchmark yields and benchmarking of like securities. The Company validates the prices provided by the third party pricing services by reviewing their pricing methods and obtaining market values from other pricing sources. After completing the validation procedures, the Company did not adjust or override any fair value measurements provided by these pricing services as of December 31, 2012 and 2011.

METABOLIX, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share amounts)

15. Fair Value Measurements (Continued)

        The tables below present information about the Company's assets that are measured at fair value on a recurring basis as of December 31, 2012 and December 31, 2011 and indicate the fair value hierarchy of the valuation techniques utilized to determine such fair value.

	Fair value measurements at reporting date using
Description	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Balance as of December 31, 2012
Cash equivalents:
Money market funds	$11,157	$—	$—	$11,157
Government securities	—	2,015	—	2,015
Short-term investments:
Government securities	—	29,201	—	29,201
Long-term investments:
Government securities	—	2,508	—	2,508

	$11,157	$33,724	$—	$44,881

	Fair value measurements at reporting date using
Description	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Balance as of December 31, 2011
Cash equivalents:
Money market funds	$18,262	$—	$—	$18,262
Short-term investments:
Corporate debt	—	29,866	—	29,866
Government securities	—	25,712	—	25,712
Long-term investments:
Government securities	—	1,503	—	1,503

Total	$18,262	$57,081	$—	$75,343

16. U.S. Department of Energy Grant

        In 2011, the Company entered into a multi-year $6.0 million grant agreement entitled, Renewable Enhanced Feedstocks for Advanced Biofuels and Bioproducts, with the U.S. Department of Energy for the development of switchgrass. The Company will use the funds to perform research to enhance the yield of bio-based products, biopower, or fuels made from switchgrass to produce denser biomass and other products that can be further processed to make fuels such as butanol, chemicals such as propylene, and other materials to improve the economic competitiveness of future biorefineries. Continued receipt of grant proceeds is contingent upon the availability of government appropriated funds and the Company's ability to make substantial progress towards meeting the objectives of the award. The Company will recognize revenue from the grant over the term of the agreement as it incurs related research and development costs and provided it meets its prorated cost-sharing obligation of

METABOLIX, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share amounts)

16. U.S. Department of Energy Grant (Continued)

approximately $3.9 million. The Company may elect to retain rights to inventions it conceives or reduces to practice in the performance of work under the award, subject to certain rights of the U.S. Government.

        During the years ended December 31, 2012 and 2011, the Company recognized $1,578 and $515 in revenue related to this grant, respectively.

17. Inventory

        During the quarter ended March 31, 2012, the Company acquired raw material and finished goods inventory of biopolymer from Telles, as a result of the termination of the joint venture with ADM. As of December 31, 2012, inventory consisted of the following:

December 31, 2012
Raw materials	$640
Work-in-process	2
Finished goods	2,562

Total inventory	$3,204

        The Company did not own inventory at December 31, 2011.

18. Restructuring

        In connection with the Telles termination, in the first quarter of 2012, the Company restructured its biopolymers business and downsized its operations to more appropriately align its 2012 business priorities and strategic plans with current cash and investment resources. The Company recognized $920 of restructuring charges during its fiscal year ended December 31, 2012, as follows:

	Original Charges and Amounts Accrued	(Reversals) or Adjustments to Charges	Amounts Paid through December 31, 2012	Amounts Accrued at December 31, 2012
Employee severance, benefits and related costs	$837	$18	$855	$—
Contract termination costs	22	43	65	—

	$859	$61	$920	$—

METABOLIX, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share amounts)

19. Geographic Information

        The geographic distribution of the Company's revenues and long-lived assets from continuing operations is summarized as follows:

	U.S.	Canada	Eliminations	Total
Year Ended December 31, 2012
Net revenues to unaffiliated customers	$42,136	$180	$—	$42,316
Inter-geographic revenues	—	737	(737)	—

Net revenues	$42,136	$917	$(737)	$42,316

Identifiable long-lived assets	$1,309	$49	$—	$1,358
Year Ended December 31, 2011
Net revenues to unaffiliated customers	$1,300	$125	$—	$1,425
Inter-geographic revenues	—	859	(859)	—

Net revenues	$1,300	$984	$(859)	$1,425

Identifiable long-lived assets	$2,185	$91	$—	$2,276
Year Ended December 31, 2010
Net revenues to unaffiliated customers	$448	$—	$—	$448
Inter-geographic revenues	—	449	(449)	—

Net revenues	$448	$449	$(449)	$448

Identifiable long-lived assets	$2,696	$80	$—	$2,776

        Foreign revenue is based on the country in which the Company's legal subsidiary is domiciled.

METABOLIX, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands, except for share and per share amounts)

20. Summary of Quarterly Financial Data (unaudited)

        The following tables summarize the unaudited quarterly financial data for the last two fiscal years.

	Quarter ended
	March 31,	June 30,	September 30,	December 31,
2012
Total revenues	$39,322 (1)	$923	$674	$1,397
Income (loss) from operations	28,823	(7,957)	(7,743)	(9,520)
Net income (loss)	28,840	(7,948)	(7,745)	(9,517)
Basic net income (loss) per share	0.84	(0.23)	(0.23)	(0.28)
Diluted net income (loss) per share	0.84	(0.23)	(0.23)	(0.28)
2011
Total revenues	$326	$191	$469	$439
Loss from operations	(9,660)	(10,005)	(9,579)	(9,617)
Net loss	(9,640)	(9,982)	(9,560)	(9,603)
Basic net loss per share	(0.36)	(0.33)	(0.28)	(0.28)
Diluted net loss per share	(0.36)	(0.33)	(0.28)	(0.28)

Full year amounts may not sum due to rounding.

(1)
In 2012, we recognized $38,885 of deferred revenue associated with the termination of our commercial alliance with Archer Daniels Midland Company.

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  Exhibit 99.1
METABOLIX, INC. Index to Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm
METABOLIX, INC. CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share amounts)
METABOLIX, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share and per share amounts)
METABOLIX, INC. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (In thousands)
METABOLIX, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
METABOLIX, INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (In thousands, except for share and per share amounts)